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                         1154108 ONTARIO INC
                              Suite 207
                           10 Lamport Drive
                           Toronto, Ontario
                               M4W 1S6

                                                    November 12, 1995

Stratford Acquisition Corp.
5420 North Service Road
5th Floor
Burlington, Ontario
L7L 6C7

Dear Sirs:

                       RE: MANAGEMENT AGREEMENT

          The following are the terms and conditions pursuant to which 1154108 Company Inc. (hereinafter referred to as the "Company") will manage the business affairs of Stratford Acquisition Corp.
(hereinafter referred to as "Stratford").

          (1) The Company will manage Stratford's office and administrative business dealings in Canada including, but not limited to:

     (a) paying Stratford's rent, and discharging of its obligations under its Lease;

     (b) paying all of the officers and other employees of Stratford, and remitting U.I.C., C.P.P. and income tax to the Receiver General, and issuing the appropriate T-4 slips, and in every other way discharging all of the obligations of Stratford to its said employees, including payment of salaries, business related expenses incurred by the employees and paying club memberships where Stratford has agreed to pay such memberships on behalf of the employees;

     (c) paying automobile expenses of employees where Stratford has agreed to pay same and including lease payments, insurance premiums and maintenance and fuel costs;

     (d) paying all obligations of Stratford for telephones, including cellular telephones, office supplies, equipment purchases and/or lease payments;

     (e) and all other payments that are the obligations of Stratford which are not enumerated above.

          (2)       Stratford shall pay to the Company, in
consideration of performing said management services, a fee equal to five (5%) per cent, plus GST, of the gross amounts paid by the Company on behalf of Stratford.

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          (3)       The Company will bill Stratford semi-monthly for
the aforementioned five (5%) per cent management fee.

          (4) The Company shall advise Stratford of the amounts required to be paid by Stratford to the Company to discharge the above-mentioned obligations to Stratford, and Stratford shall remit cheques to the Company for the said amounts as required.

          (5) This Agreement shall remain in full force and effect until terminated, which may be done by either party by giving thirty (30) days written notice of the termination of this agreement.

                              Yours very truly

                              1154108 ONTARIO INC.

                              /s/ LEE MONACO, President



                              STRATFORD ACQUISITION CORP.

                              per:

                              /s/ ARTHUR L. SMITH, President